Exhibit 99.1
JOINT FILING AGREEMENT
The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate. This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.

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Dated: February 24, 2021	GAINLINE EQUITY FUND GP LLC By: /s/ Allan Weinstein Name: Allan Weinstein Title: President
Dated: February 24, 2021	GAINLINE CAPITAL HOLDINGS GP, LLC By: /s/ Allan Weinstein Name: Allan Weinstein Title: President
Dated: February 24, 2021	GEF GALAXY SPLITTER LP By: Gainline Equity Fund GP LLC Its: General Partner By: /s/ Allan Weinstein Name: Allan Weinstein Title: President
Dated: February 24, 2021	/s/ Ulric Thomas Sullivan
Dated: February 24, 2021	/s/ Allan Weinstein
Dated: February 24, 2021	GALAXY APEX MERGER SUB, INC. By: /s/ Allan Weinstein Name: Allan Weinstein Title: President
Dated: February 24, 2021	GALAXY UNIVERSAL LLC By: /s/ Allan Weinstein Name: Allan Weinstein Title: President
Dated: February 24, 2021	GAINLINE GALAXY HOLDINGS LLC By: /s/ Allan Weinstein Name: Allan Weinstein Title: President
Dated: February 24, 2021	GALAXY INTERMEDIATE LLC By: /s/ Allan Weinstein Name: Allan Weinstein Title: President